CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Seven Canyons Strategic Income Fund and Seven Canyons World Innovators Fund, each a series of ALPS Series Trust, under the headings “Disclosure of Portfolio Holdings” and “Other Information About The Funds” in the Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

September 10, 2018